EXHIBIT 5.1

OPINION OF COUNSEL

June 28, 2010

SpectraScience, Inc.
11568-11 Sorrento Valley Road
San Diego, CA 92121

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Spectrascience, Inc., a Minnesota corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the resale by the selling shareholders named therein (the “Selling Shareholders”) of an aggregate of 25,225,849 shares of common stock, par value $0.01 per share (the “Common Stock”), consisting of 15,766,155 shares of Common Stock underlying a like number of shares of Series C Convertible Preferred Stock (the “Shares”), and 9,459,694 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of outstanding warrants held by certain of the Selling Shareholders or certain selling agents, as applicable (the “Warrants”).

In connection with rendering this opinion, we have reviewed the following: (i) the Company's articles of incorporation, as amended to date; (ii) the Company’s bylaws in effect on the date hereof; (iii) the Certificate of Designation for the Series C Convertible Preferred Stock; (iv) the Warrants; and (v) certain resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the Common Stock, the Warrants, and the Warrant Shares.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that in our opinion:

1.           The Common Stock has been duty authorized and, when issued upon conversion of the Series C Convertible Preferred Stock in accordance with the terms of the Certificate of Designation of Rights and Preferences of Series C Preferred Stock of the Company, will be validly issued, fully paid and non-assessable.

2.           The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Prospectus.

Very truly yours, /s/ Fredrikson & Byron, P.A. FREDRIKSON & BYRON, P.A.